As filed with the Securities and Exchange Commission on April 30, 2009.                                                                                    Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_______________

INTERNATIONAL SHIPHOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware                                                       36-2989662
(State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                       Identification No.)

11 North Water Street, Suite 18290
Mobile, Alabama 36602

(Address, including zip code, of
Principal Executive Offices)

International Shipholding Corporation 2009 Stock Incentive Plan
(Full title of the plan)
_______________

Manuel G. Estrada
Vice President and Chief Financial Officer
International Shipholding Corporation
11 North Water Street, Suite 18290
Mobile, Alabama 36602
(251) 243-9100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer    [  ]                                                                                                                                      Accelerated filer    [X]
Non-accelerated filer      [  ]   (Do not check if a smaller reporting company)                                                                                                                          Smaller reporting company    [  ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $1.00 per share)	200,000 Shares	$19.44(2)	$3,888,0002)	$217.00
(1)Upon a stock split, stock dividend, or similar transaction in the future involving our Common Stock and during the effectiveness of this Registration Statement, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of our Common Stock on the New York Stock Exchange on April 27, 2009.

{N1965164.2}

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

{N1965164.2}                                                                                                              I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by International Shipholding Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)           The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)           All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c)           The description of the Company’s Common Stock included in Amendment No. 1 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on October 19, 1998 under the Exchange Act relating to the Company’s Common Stock.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that Section, any person in connection with any action, suit, or proceeding brought or threatened by reason of the fact that the person is or was our director, officer, employee or agent.  Article VI of the Company’s Restated Certificate of Incorporation provides that the Board of Directors is expressly authorized to provide indemnification to the full extent permitted by Delaware law.

In addition, Article II, Section 7 of the Company’s By-laws provides as follows:

(a)           Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the company or any of its subsidiaries (including nominees and  designees who have not yet taken office) or is or was serving at the request of the Company (including any person who has not been duly elected or appointed) as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (the “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law (“GCL”), as presently existing or as it may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the GCL permitted the Company to provide prior to such amendment), against any and all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, amounts paid in connection with any arbitration or investigation and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.  Indemnitee’s rights hereunder shall be contract rights and shall include the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such proceeding, shall be made only upon delivery to the Company of an undertaking in a form satisfactory to counsel for the Company, by or on behalf of such Indemnitee, to repay all amounts so advanced if it should be ultimately determined that such  Indemnitee is not entitled to be indemnified under this provision or otherwise.  For purposes of this provision the term Company shall include any resulting or constituent entities.

(b)           Nonexclusivity of Rights.  The rights conferred herein on any person shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, contract or other agreement, vote of stockholders or disinterested directors or otherwise.

(c)           Insurance.  The Company may maintain insurance at its expense, to protect itself and any such director (including nominees and designees who have not yet taken office), officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the GCL.

Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result thereof, which may be brought against them by reason of their being or having been directors and officers.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and by-laws dealing with indemnification of directors and officers, and does not purport to be complete.  It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law and the certificate of incorporation and by-laws of the Registrant.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (included in the signature pages of this Registration Statement).

99	International Shipholding Corporation 2009 Stock Incentive Plan (incorporated by reference from Form 8-K filed on April 30, 2009).

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act;

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

{N1965164.2}                                                                                                                II-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on April 30, 2009.

INTERNATIONAL SHIPHOLDING CORPORATION

                                                                                         By:    /s/ Niels M. Johnsen
                                                                                              Niels M. Johnsen
                                                                                             Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Niels M. Johnsen and Manuel G. Estrada, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting until such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on April 30, 2009.

Signature	Title
/s/ Niels M. Johnsen Niels M. Johnsen	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ Erik L. Johnsen Erik L. Johnsen	President and Director
/s/ Niels W. Johnsen Niels W. Johnsen	Director
/s/ Erik F. Johnsen Erik F. Johnsen	Director
/s/ Edwin A. Lupberger Edwin A. Lupberger	Director
/s/ Edward K. Trowbridge Edward K. Trowbridge	Director
/s/ H. Merritt Lane III H. Merritt Lane III	Director
/s/ James J. McNamara James J. McNamara	Director
/s/ T. Lee Robinson, Jr. T. Lee Robinson, Jr.	Director
/s/ Manuel G. Estrada Manuel G. Estrada	Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Kevin M. Wilson Kevin M. Wilson	Controller (Principal Accounting Officer)

{N1965164.2}                                                                                                                 S-1

EXHIBIT INDEX

Exhibit
Number                                                  Description of Exhibits

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (included in the signature pages of this Registration Statement).

99	International Shipholding Corporation 2009 Stock Incentive Plan (incorporated by reference from Form 8-K filed on April 30, 2009).

{N1965164.2}

EXHIBIT 5

April 29, 2009

International Shipholding Corporation
11 North Water Street, Suite 18290
Mobile, Alabama 36602

Ladies and Gentlemen:

We have acted as counsel to International Shipholding Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to registration under the Securities Act of 1933, of 200,000 shares of common stock of the Company, $1.00 par value (the “Common Stock”).  The Common Stock is to be issued under the International Shipholding Corporation 2009 Stock Incentive Plan (the “Plan”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the following:  (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plan after the filing of this Registration Statement, are validly authorized shares of Common Stock and, when issued for at least par value and in accordance with the provisions of the Plan, will be legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

JONES, WALKER, WAECHTER, POITEVENT,
                                                                                      CARRÈRE & DENÈGRE, L.L.P.

By:                  /s/ Margaret F. Murphy
Margaret F. Murphy, Partner

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE L.L.P.
201 St. Charles Avenue ▪ New Orleans, Louisiana 70170-5100 ▪ 504-582-8000 ▪ Fax 504-582-8583 ▪ E-Mail info@joneswalker.com ▪ www.joneswalker.com
Alabama Arizona District of Columbia Florida Georgia Louisiana Texas

 EXHIBIT 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the International Shipholding Corporation 2009 Stock Incentive Plan for the registration of 200,000 shares of International Shipholding Corporation common stock of our reports dated March 6, 2009, with respect to the consolidated financial statements and schedule of International Shipholding Corporation and the effectiveness of internal control over financial reporting of International Shipholding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana
April 29, 2009